Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of June 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of June 2007.

Operational statistics for the month of June 2007 and the comparative figures for the previous month are as follows:

		June 2007	May 2007

1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	112.570 million	111.437 million
	- Post-paid Subscribers	58.087 million	57.354 million
	- Pre-paid Subscribers	54.483 million	54.083 million

	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	6.697 million	5.564 million
	- Post-paid Subscribers	3.820 million	3.087 million
	- Pre-paid Subscribers	2.877 million	2.477 million

	Aggregated Number of CDMA Cellular Service Subscribers	39.062 million	38.658 million
	- Post-paid Subscribers	35.878 million	35.531 million
	- Pre-paid Subscribers	3.184 million	3.127 million

	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	2.569 million	2.165 million
	- Post-paid Subscribers	2.424 million	2.077 million
	- Pre-paid Subscribers	0.145 million	0.088 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	5.6376 billion	4.6267 billion
	- Domestic Long Distance	5.5478 billion	4.5520 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0898 billion	0.0747 billion

	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	6.1760 billion	5.1441 billion
	- Domestic Long Distance	6.1231 billion	5.0995 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0529 billion	0.0446 billion

Notes:

(1)                All the Aggregated Numbers recorded for the months of May 2007 and June 2007 are aggregated data reported at 24:00 on 31 May 2007 and 30 June 2007 respectively.

(2)                The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of June 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 30 June 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of May 2007 and June 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 19 July 2007